Exhibit 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Inverness Medical Innovations, Inc. of our reports dated February 29, 2008, with respect to the consolidated balance sheets of Matria Healthcare, Inc. as of December 31, 2007 and 2006, and the related consolidated statements of operations, shareholders’ equity and comprehensive earnings (loss), and cash flows for each of the years in the three-year period ended December 31, 2007 and the related financial statement schedule, which reports appear in the 2007 Annual Report on Form 10-K of Matria Healthcare, Inc. Our report with respect to financial statements refers to the adoption by Matria Healthcare, Inc. of the provisions of Financial Accounting Standards Board No. 48, Accounting for Uncertainty in Income Taxes, as of January 1, 2007.
/s/ KPMG LLP
Atlanta, GA
June 26, 2009